Exhibit 10.9

EMPLOYEE STOCK BONUS AGREEMENT

Employee
Merix Corporation an Oregon corporation PO Box 3000 Forest Grove, OR 97116	Merix

Employee is employed by Merix or a subsidiary. Merix has adopted the 1994 Incentive Plan, as amended (the “1994 Plan”) and the 2000 Nonqualified Stock Option Plan, as amended (the “2000 Plan”) in order to attract and retain as employees, people of initiative and ability. Each of the 1994 Plan and 2000 Plan is referred to as a “Plan”. Under each Plan, a committee of the Board of Directors of Merix (the “Committee”) may award shares of the Common Stock of Merix as stock bonuses (the “Common Stock”) subject to terms, conditions and restrictions determined by the Committee.

The Committee considers it in the best interests of Merix to award Employee a stock bonus to enhance the ability of Merix and its subsidiaries to attract and retain Employee’s services and to provide an additional incentive for Employee to exert his efforts on behalf of Merix and its subsidiaries.

1. Award of Bonus Shares

Pursuant to the 2000 Plan, and, to the extent not inconsistent with this Agreement, subject to the terms and conditions of the 2000 Plan, Merix hereby awards to Employee              fully paid and nonassessable shares of Common Stock as a stock bonus (the “Bonus Shares”). The effective date of this award is              (the “Effective Date”). The Bonus Shares are subject to the length of service restrictions set forth in Section 2 below. The Bonus Shares are also subject to the performance accelerations and to the special acceleration provisions set forth in Sections 6 and 7.

2. Length of Service and Transfer Restrictions

2.1 Length of Service Restriction

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2.2 Transfer Restriction

No interest in any Bonus Shares may be transferred by Employee voluntarily or by operation of law until the possibility of forfeiture lapses. The registered owner to whom a certificate is delivered pursuant to this section shall be Employee, unless Employee is not living, in which case the owner shall be the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

3. Share Certificates and Dividends

3.1 Certificates

Bonus Shares shall be issued in the name of the Employee as soon as practicable after the Effective Date via Book Entry made by Merix’ designated stock transfer agent. The stock transfer agent will hold Bonus Shares in Book Entry form until the possibility of forfeiture under Section 2 has lapsed. Certificates for Bonus Shares shall then be issued in the name of the Employee and delivered to the registered owner as soon as practicable. If forfeiture occurs, the Book Entry covering the forfeited shares shall be promptly canceled by Merix via written instruction to the transfer agent without additional authorization from the Employee. While the transfer agent holds the shares in Book Entry form, Employee may exercise voting and other shareholder rights.

3.2 Dividends

Merix shall retain cash or stock dividends declared on the Bonus Shares, if any, for the account of Employee. Cash dividends paid with respect to Bonus Shares will be paid to Employee in a lump sum upon the lapse of the possibility of forfeiture with respect thereto under Section 2, subject to the withholding requirement of Section 4. Stock received upon payment of stock dividends shall be issued via Book Entry made by Merix’ designated stock transfer agent, and will be held in Book Entry form until the possibility of forfeiture with respect to the relevant Bonus Shares under Section 2 has lapsed. Employee shall have no right to receive retained cash or stock dividends with respect to Bonus Shares that are forfeited.

4. Withholding Taxes

Employee will be responsible for payment of all withholding taxes relating to the Bonus Shares. If at any time Merix or any of its subsidiaries is required to withhold tax on account of any Bonus Shares, Merix or its subsidiary will require Employee to pay such withholding to Merix or its subsidiary in cash upon demand. Merix shall have a security interest in the Bonus Shares to secure Employee’s obligation to pay withholding taxes.

5. Stock Splits and Dividends

If, during the period when any of the Bonus Shares are subject to the possibility of forfeiture, the number of outstanding Merix Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares which are issued in respect of any Bonus Shares to the same extent as such restrictions and other provisions apply to such Bonus Shares.

6. Performance Accelerations

Notwithstanding any other provision of this Agreement,

(a) [                        ]

(b) [                        ]

7. Special Acceleration

7.1 Special Acceleration

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7.3 Termination Following an Accelerating Event

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8. Consideration

Merix acknowledges Employee’s payment of full consideration for the Bonus Shares in the form of services previously rendered (in an amount equal to no less than the aggregate par value of the Bonus Shares) and services to be rendered hereafter to Merix.

9. Securities Law Compliance

Notwithstanding any other provision of this Agreement, Employee may not sell the Bonus Shares unless they are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Bonus Shares are not then so registered, Merix has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of the Bonus Shares must also comply with other applicable laws and regulations governing the Bonus Shares, and Employee may not sell the Bonus Shares if Merix determines that such sale would not be in material compliance with such laws and regulations.

10. Stop-Transfer Notices

Employee understands and agrees that, in order to ensure compliance with the restrictions referred to in this Agreement, Merix may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if Merix transfers its own securities, it may make appropriate notations to the same effect in its own records. Merix will not be required to (a) transfer on its books any Bonus Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Bonus Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Bonus Shares have been transferred in contravention of this Agreement.

11. Section 83(b) Election for Bonus Shares

Employee understands that under Section 83(a) of the Code, the excess of the Fair Market Value of the Bonus Shares on the date the forfeiture restrictions lapse over the purchase price, if any, paid for such Bonus Shares will be taxed, on the date such forfeiture restrictions lapse, as ordinary income subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term “forfeiture restrictions” means the right of Merix to receive back any Bonus Shares upon termination of Employee’s employment with Merix or any subsidiary of Merix. Employee understands that Employee may elect under Section 83(b) of the Code to be taxed at the time the Bonus Shares are acquired, rather than when and as the Bonus Shares cease to be subject to the forfeiture restrictions. Such election (an “83(b) Election”) must be filed with the Internal Revenue Service within 30 days from the Effective Date of the award of Bonus Shares as set forth in paragraph 1 above.

Employee understands that (a) Employee will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election if the Bonus Shares are subsequently forfeited to Merix and (b) the 83(b) Election may cause Employee to recognize more ordinary income than Employee would have otherwise recognized if the value of the Bonus Shares subsequently declines.

THE FORM FOR MAKING AN 83(b) ELECTION IS ATTACHED TO THIS AGREEMENT AS EXHIBIT B. EMPLOYEE UNDERSTANDS THAT FAILURE TO FILE SUCH AN ELECTION WITHIN THE 30-DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY EMPLOYEE AS THE FORFEITURE RESTRICTIONS LAPSE. Employee further understands that an additional copy of such election form should be filed with Employee’s federal income tax return for the calendar year in which the date of this Agreement falls. Employee acknowledges that the foregoing is only a summary of the federal income tax laws that apply to the purchase of the Bonus Shares under this Agreement and does not purport to be complete. EMPLOYEE FURTHER ACKNOWLEDGES THAT MERIX HAS DIRECTED EMPLOYEE TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH EMPLOYEE MAY RESIDE.

Employee agrees to execute and deliver to Merix with this Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the “Acknowledgment”) attached hereto as Exhibit A. Employee further agrees that Employee will execute and deliver to Merix with this Agreement a copy of the 83(b) Election attached hereto as Exhibit B if Employee chooses to make such an election.

12. Independent Tax Advice

Employee acknowledges that determining the actual tax consequences to Employee of receiving or disposing of the Bonus Shares may be complicated. These tax consequences will depend, in part, on Employee’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of Merix. Employee is aware that Employee should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to Employee of receiving or disposing of the Bonus Shares. Prior to executing this Agreement, Employee either has consulted with a competent tax advisor independent of Merix or any subsidiary of Merix to obtain tax advice concerning the Bonus Shares in light of Employee’s specific situation or has had the opportunity to consult with such a tax advisor but chose not to do so.

13. General Provisions

13.1 Assignment. Merix may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by Merix’ Board of Directors, including, without limitation, one or more stockholders of Merix.

13.2 Notices. Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice by 10 days’ advance written notice under this Section 12.2 to all other parties to this Agreement.

13.3 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

13.4 Undertaking. Employee hereby agree to take whatever additional action and execute whatever additional documents Merix may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Employee or the Bonus Shares pursuant to the express provisions of this Agreement.

13.5 Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

13.6 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, Merix and its successors and assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

13.7 No Employment or Service Contract. This Agreement does not confer upon Employee any right with respect to continuance of employment by Merix or any Parent or Subsidiary, nor does it interfere in any way with the right of Employee’s employer to terminate Employee’s employment or services at any time.

13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Effective Date.

COMPANY

By:
Chairman, Chief Executive Officer and President